Exhibit 5(a)


                          [LATHAM & WATKINS LETTERHEAD]


                                 March 17, 2000



Digital Lava Inc.
13160 Mindanao Way, Suite 350
Marina del Rey, California 90292

                Re: 1996 Incentive and Non-Qualified Stock Option Plan

Ladies and Gentlemen:

You have requested our opinion with respect to the registration under the Securities Act of 1933, as amended (the "Act"), on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on March 16, 2000 (File No. 333- ____) of 1,000,000 shares of common stock of the Company, par value $.0001 per share (the "Shares"), to be issued and sold by Digital Lava Inc., a Delaware corporation (the "Company"), upon the exercise of stock options granted or to be granted pursuant to the terms of the Company's 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan").

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance of the Shares pursuant to the terms and conditions of the Plan and related stock option agreements entered into in accordance with the Plan and the delivery and payment therefor of legal consideration in excess of the agreegate par values of the Shares issued, the Shares will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                    /s/ Latham & Watkins